Exhibit 4.9
Description of Securities
Registered Pursuant to Section 12
of the Securities Exchange Act of 1934
As of February 1, 2025 (“Description Date”), XPLR Infrastructure, LP (“XPLR”) had one class of securities registered under Section 12 of the Securities Exchange Act of 1934—its common units representing limited partner interests in XPLR (“common units”). The common units are listed on The New York Stock Exchange (“NYSE”) under the symbol “XIFR.”
The following description is as of the Description Date, unless otherwise noted.
In this Description of Securities Registered Pursuant to Section 12 of the Securities Exchange Act of 1934 (“Description”), “XPLR,” “we,” “us,” “our,” and similar terms refer to XPLR Infrastructure, LP unless the context requires otherwise.

Index

Page
Description of Common Units	1
Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions	3
Material Provisions of Our Partnership Agreement	13
Material Provisions of the XPLR OpCo Partnership Agreement	27

DESCRIPTION OF COMMON UNITS
The Units
All holders of common units are entitled to participate in partnership distributions and exercise the rights or privileges available to limited partners under our partnership agreement. For a description of the rights and privileges of limited partners under our partnership agreement, including voting rights, see “Material Provisions of Our Partnership Agreement.” For a description of the relative rights and preferences of our unitholders in and to partnership distributions, please read “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.” See “Potential Issuances of Voting and Non-Voting Common Units under Existing Financing Arrangements” below for an overview of potential units that may be issued under financing arrangements that we have outstanding as of the Description Date.
Transfer Agent and Registrar
Duties
Computershare Trust Company, N.A. serves as registrar and transfer agent for our common units. We pay all fees charged by the transfer agent for transfers of common units, except the following that must be paid by unitholders:
·    surety bond premiums to replace lost or stolen certificates, taxes and other governmental charges;
·    special charges for services requested by a common unitholder; and
·    other similar fees or charges.
There is no charge to unitholders for disbursements of our cash distributions. We indemnify the transfer agent, its agents and each of their stockholders, directors, officers and employees against all claims and losses that may arise out of acts performed or omitted for their activities in those capacities, except for any liability due to any gross negligence or intentional misconduct of the indemnified person or entity.

Resignation or Removal
The transfer agent may resign, by notice to us, or be removed by us. The resignation or removal of the transfer agent will become effective upon our appointment of a successor transfer agent and registrar and its acceptance of the appointment. If no successor has been appointed and has accepted the appointment within 30 days after notice of the resignation or removal, our general partner may act as the transfer agent and registrar until a successor is appointed.
Transfer of Common Units
By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to our common units transferred when such transfer or admission is reflected in our register and such limited partner becomes the record holder of our common units so transferred. Each transferee:
·    will become bound and will be deemed to have agreed to be bound by the terms of our partnership agreement;
·    will be deemed to represent that the transferee has the capacity, power and authority to enter into our partnership agreement; and
·    will be deemed to make the consents, acknowledgements and waivers contained in our partnership agreement.
We are entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on our register, we and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Potential Issuances of Voting and Non-Voting Common Units under Existing Financing Arrangements
As of the Description Date, we have 0% Convertible Senior Notes due 2025 (“2025 convertible notes”) and 2.50% Convertible Senior Notes due 2026 (“2026 convertible notes” and together with the 2025 convertible notes, the “convertible notes”) outstanding, which convertible notes are guaranteed by XPLR Infrastructure Operating Partners, LP (“XPLR OpCo”). A holder of the 2025 convertible notes or the 2026 convertible notes, as the case may be, may convert all or a portion of its convertible notes in accordance with the respective indenture pursuant to which the convertible notes were issued. Upon conversion, we will pay cash up to the aggregate principal amount of the convertible notes to be converted and pay or deliver, as the case may be, cash, our common units or a combination of cash and our common units, at our election, in respect of the remainder, if any, of our conversion obligation in excess of the aggregate principal amount of the convertible notes being converted.
We also have entered into financing arrangements under which we have the option (each, a “Buyout Right”), subject to certain limitations and adjustments, to purchase certain membership interests in project entities using our non-voting common units representing limited partner interests in XPLR (“non-voting common units”) (a “Non-Voting Buyout Right”) or using our voting common units. Following an exercise of any Non-Voting Buyout Right, the non-voting common units will have, among other terms, the right to receive pro rata quarterly cash distributions and the right to convert, subject to certain limitations and adjustments, the non-voting common units into our common units on a one-for-one basis. We have entered into registration rights agreements with respect to these financings. Please see XPLR’s Annual Report on Form 10-K to which this Description is an exhibit (“Form 10-K”) for additional information regarding these financing arrangements.

PROVISIONS OF THE PARTNERSHIP AGREEMENTS AND OTHER ARRANGEMENTS
RELATING TO CASH DISTRIBUTIONS
Our partnership agreement requires us to distribute all of our available cash (as defined below, with respect to each quarter) to our unitholders. Our cash flow is generated from distributions we receive from XPLR OpCo. Our ability to make distributions to our unitholders depends on the ability of XPLR OpCo to make cash distributions to its limited partners, including us. Set forth below is a summary of the significant provisions of our partnership agreement, the partnership agreement of XPLR OpCo (“XPLR OpCo partnership agreement”) and certain other agreements as they relate to cash distributions. The summary below is as of the Description Date and is qualified in its entirety by reference to all of the provisions of the partnership agreements, each of which is filed as an exhibit to the Form 10-K. The summary is also qualified in its entirety by reference to the other agreements referenced below, each of which is filed as an exhibit to the Form 10-K. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partnership interests, such as the Series A convertible preferred units representing limited partner interests in XPLR (“Series A preferred units”) and the non-voting common units, that may have rights which differ from the rights applicable to our common units as described in this Description.
As described below under “—Provisions of the XPLR OpCo Partnership Agreement Relating to Cash Distributions,” XPLR Infrastructure Operating Partners GP, LLC (“XPLR OpCo GP”) has broad discretion to make certain decisions under the XPLR OpCo partnership agreement, including with respect to the establishment of cash reserves. Since we own all of the equity interests of XPLR OpCo GP, decisions made by XPLR OpCo GP under the XPLR OpCo partnership agreement are ultimately made at the direction of our Board of Directors (“Board”) or, in certain limited circumstances, our general partner.
On April 29, 2015, XPLR OpCo made an equity method investment in the McCoy and Adelanto solar projects. In connection with this investment, XPLR OpCo issued 1,000,000 of its Class B, Series 1 limited partner interests (with respect to the McCoy project) and 1,000,000 of its Class B, Series 2 limited partner interests (with respect to the Adelanto projects) (together, the “OpCo Class B units”) to NextEra Energy Equity Partners, LP (“NEE Equity”) for approximately 50% of the ownership interests in three solar projects. NEE Equity, as holder of the OpCo Class B units, retains 100% of the economic rights in the projects to which the respective OpCo Class B units relate, including the right to all distributions paid to XPLR OpCo by the project subsidiaries that own the projects. Distributions on the OpCo Class B units are separate from distributions of available cash to the holders of XPLR OpCo’s voting and non-voting common units, and the available distribution amount for the OpCo Class B units is calculated separately from available cash, operating surplus, capital surplus and minimum quarterly distributions pursuant to the XPLR OpCo partnership agreement, and as a result such OpCo Class B units are not included in the determinations discussed below. See also “Material Provisions of the XPLR OpCo Partnership Agreement—Issuance of Additional Partnership Interests—OpCo Class B Units.”
On December 27, 2023, XPLR OpCo issued 1,000,000 of its Class P limited partner interests (the “OpCo Class P Units”) to NEE Equity. NEE Equity, as holder of the OpCo Class P Units, is not entitled to receive any distributions of available cash or any other distributions of assets or property of XPLR OpCo with respect to these units, other than in connection with a liquidation of XPLR OpCo as specified in the XPLR OpCo LP Agreement. See “Material Provisions of the XPLR OpCo Partnership Agreement—Issuance of Additional Partnership Interests—OpCo Class P Units.”
Provisions of Our Partnership Agreement Relating to Cash Distributions
Distributions of Available Cash by XPLR
Our partnership agreement requires that, within 45 days after the end of each quarter, we distribute all of our available cash first to holders of Series A preferred units, if any, in an amount equal to the Series A distribution amount (as specified in our partnership agreement and excluding any portion of the Series A distribution amount paid in Series A preferred units), and then to all holders of our common units and non-voting common units of record on the applicable record date. Generally, our available cash is all cash on hand at the date of determination in respect of such quarter (including any expected distributions from XPLR OpCo), less the amount of cash reserves established by our Board. Our available cash does not include any proceeds received for the sale of any Series A preferred units or our securities that rank pari passu with the Series A preferred units as to distributions. We expect XPLR OpCo to establish cash reserves prior to making distributions, if any, to our partnership to pay costs and expenses of our subsidiaries, in addition to our expenses, as well as any debt service requirements, future capital expenditures and to provide for the exercise of the buyout rights relating to noncontrolling Class B members’ interest under certain limited liability company agreements to which XPLR and certain of its subsidiaries is a party or by which it is bound, or its assets are subject or otherwise for the proper conduct of XPLR OpCo’s business. Our cash flow is generated from distributions we receive from XPLR OpCo each quarter.
Units Eligible for Distribution
As of the Description Date, the only classes of our limited partnership interests for which units were outstanding were common units and Special Voting Units. Our partnership agreement also provides for the issuance of non-voting common units and Series A preferred units; however, no non-voting common units or Series A preferred units were outstanding as of the Description Date. See “Description of Common Units—Potential Issuances of Voting and Non-Voting Common Units under Existing Financing Arrangements” above for an overview of potential units that may be issued under financing arrangements that we have outstanding as of the Description Date.
Each common unit (including each non-voting common unit) is entitled to receive distributions (including upon liquidation) on a pro rata basis. Series A preferred units, if any, are entitled to receive distributions in an amount equal to the Series A distribution amount (as specified in our partnership agreement and excluding any portion of the Series A distribution amount paid in Series A preferred units). Special Voting Units are not entitled to receive any distributions. We may issue additional units to fund the redemption of XPLR OpCo’s common units tendered by NEE Equity under the exchange agreement between XPLR, XPLR OpCo and NEE Equity or under other financing arrangements that we have outstanding. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partnership interests that, as determined by our Board, may have rights which differ from the rights applicable to our common units as described in this Description.
General Partner Interest
Our general partner owns a non-economic, general partner interest in us, which does not entitle it to receive cash distributions. However, to the extent our general partner owns common units or other equity securities in us, it will be entitled to receive cash distributions on any such interests. Similarly, to the extent our general partner owns units that have voting rights, it will be entitled to exercise its voting power with respect to such interests.
Distributions of Cash Upon Liquidation
If we dissolve in accordance with our partnership agreement, we will sell or otherwise dispose of our assets in a process called liquidation. We will first apply the proceeds of liquidation to discharge any outstanding liabilities, next to holders of Series A preferred units, if any, to satisfy the applicable liquidation preference, and finally to our holders of our common units (including non-voting common units) on a pro rata basis.
Provisions of the XPLR OpCo Partnership Agreement Relating to Cash Distributions
Distributions of Available Cash by XPLR OpCo
General
The XPLR OpCo partnership agreement requires that, within 45 days after the end of each quarter, XPLR OpCo distribute all of its available cash to its unitholders of record on the applicable record date.

Definition of Available Cash
Available cash generally means, for any quarter, the sum of all cash and cash equivalents on hand at the end of that quarter plus the amount of excess funds borrowed by NextEra Energy Resources, LLC (“NEER”) which remain unreturned:
·    less, the amount of cash reserves established by XPLR OpCo GP to:
o    provide for the proper conduct of XPLR OpCo’s business, including reserves for expected debt service requirements and future capital expenditures;
o    comply with applicable law or XPLR OpCo’s debt instruments or other agreements, including to pay any amount necessary to make IDR Fee payments (which are certain payments from XPLR OpCo to NextEra Energy Management Partners, LP, as manager (“NEE Management”) as a component of the management services agreement among XPLR, NEE Management, XPLR OpCo and our general partner (“Management Services Agreement”) that are based on the achievement by XPLR OpCo of certain target quarterly distribution levels to its unitholders) with respect to that quarter based on XPLR OpCo GP’s determination of the amount of available cash that would otherwise be available for distribution in that quarter; and
o    provide funds for distributions to XPLR OpCo’s unitholders for any one or more of the next four quarters, provided that XPLR OpCo may not establish cash reserves for future distributions pursuant to this provision if the effect of the establishment of such reserves prevents XPLR OpCo from distributing an amount equal to the minimum quarterly distribution with respect to all voting and non-voting common units;
·    less, the amount of cash contributed by an affiliate of XPLR OpCo GP (other than us or our subsidiaries) for the purpose of funding construction costs of our subsidiaries that would otherwise constitute available cash;
·    plus, if XPLR OpCo GP so determines, all or any portion of the cash and cash equivalents on hand on the date of determination of available cash for the quarter resulting from working capital borrowings made subsequent to the end of such quarter.
Notwithstanding the foregoing, available cash does not include any proceeds received pursuant to the purchase of or contribution of cash in exchange for any XPLR OpCo preferred units with economically equivalent rights to the Series A preferred units (“OpCo Series A preferred units”) or any OpCo Series A parity securities (limited partnership interests of OpCo that rank pari passu as to distributions with the OpCo Series A preferred units) issued in accordance with the XPLR OpCo partnership agreement.
Because the amount of available cash for any quarter includes the amount of excess funds borrowed by NEER which remain unreturned, XPLR OpCo will be required to demand the return of all or a portion of such funds from NEER and distribute such funds to its unitholders to the extent that XPLR OpCo GP is not permitted to reserve the amount of such funds under its partnership agreement, including any reserves established to fund future distributions. In addition, the purpose and effect of the last bullet point above is to allow XPLR OpCo GP, if it so decides, to use cash from working capital borrowings made after the end of the quarter but on or before the date of determination of available cash for that quarter to pay distributions to unitholders. Under the XPLR OpCo partnership agreement, working capital borrowings are generally borrowings under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to partners, provided that XPLR OpCo intends to repay the borrowings within 12 months with funds other than from additional working capital borrowings.
Minimum Quarterly Distribution
To the extent XPLR OpCo has available cash after the establishment of cash reserves and the payment of expenses, including: (i) expenses of XPLR OpCo GP and its affiliates; (ii) our expenses; and (iii) payments to NEER and its affiliates under the Management Services Agreement and the cash sweep and credit agreement by and between XPLR OpCo and NEER (the “CSCS Agreement”), we contemplate that XPLR OpCo would pay a minimum quarterly distribution to the holders of its voting and non-voting common units, including us, of $0.1875 per unit, or $0.75 per unit on an annualized basis.
Incentive Distribution Right Fee
Under the Management Services Agreement, NEE Management is entitled to receive an incentive distribution right fee (“IDR Fee”) that increases based on the hypothetical amount of adjusted available cash from operating surplus that XPLR OpCo would be able to distribute to its voting and non-voting common unitholders. Since the IDR Fee is paid from XPLR OpCo’s total cash on hand and increases depending on the hypothetical amount of distributions XPLR OpCo would have made to its voting and non-voting common unitholders, the IDR Fee effectively reduces the amount of cash XPLR OpCo has available for distribution to its voting and non-voting common unitholders. The right to receive the IDR Fee under the Management Services Agreement has been suspended in respect of each calendar quarter beginning with the IDR Fee related to the period commencing on (and including) January 1, 2023 and expiring on (and including) December 31, 2026 (the “IDR Fee Suspension”). The discussions below do not reflect the IDR Fee Suspension and assume that NEE Management continues to retain the right to receive the IDR Fee. See “—Payments of the Incentive Distribution Right Fee” for additional information.
Operating Surplus and Capital Surplus
General
All cash distributed to XPLR OpCo unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” XPLR OpCo will treat distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.
Operating Surplus
Operating surplus of XPLR OpCo is defined as:
·    $35.0 million (as described below); plus
·    all of XPLR OpCo’s cash receipts after the closing of our initial public offering on July 1, 2014 (“IPO”), excluding cash from interim capital transactions (as defined below), provided that cash receipts from the termination of certain hedges prior to their specified termination date will be included in operating surplus in equal quarterly installments over the remaining scheduled life of such hedges; plus
·    working capital borrowings by XPLR OpCo made after the end of a quarter but on or before the date of determination of operating surplus for that quarter; plus
·    cash distributions paid on equity issued, other than equity issued in connection with the IPO, to finance all or a portion of the construction, replacement, acquisition, development or improvement of a capital asset in respect of the period beginning on the date that XPLR OpCo enters into a binding obligation to commence the construction, replacement, acquisition, development or improvement of a capital asset and ending on the earlier to occur of the date that the capital asset commences commercial service and the date that it is abandoned or disposed of; plus
·    cash distributions paid on equity issued to pay the construction period interest on debt incurred, including periodic net payments under related interest rate swap arrangements, or to pay construction period distributions on equity issued, to finance the construction, replacement, acquisition, development or improvement of a capital asset described in the preceding bullet; plus
·    the portion of any IDR Fee payments made to NEE Management as a result of cash distributions paid on equity issued as described in the preceding two bullets; less
·    all of XPLR OpCo’s operating expenditures after the closing of the IPO; less
·    the amount of cash reserves established by XPLR OpCo GP to provide funds for future operating expenditures; less
·    all working capital borrowings not repaid within 12 months after having been incurred, or repaid within such 12-month period with the proceeds of additional working capital borrowings.

As described above, the definition of operating surplus does not solely reflect actual cash on hand that is available for distribution to unitholders of XPLR OpCo and is not limited to cash generated by operations. For example, the definition of operating surplus includes a provision that enables us to direct XPLR OpCo to distribute as operating surplus up to $35.0 million of cash that XPLR OpCo receives in the future from non-operating sources such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. As a result, XPLR OpCo may distribute as operating surplus up to such amount of any cash that it receives from non-operating sources. In addition, the effect of including certain cash distributions on equity interests in operating surplus, as described above, increases operating surplus by the amount of any such cash distributions.
The proceeds of working capital borrowings increase operating surplus and repayments of working capital borrowings are generally operating expenditures that reduce operating surplus at the time of repayment. However, if XPLR OpCo does not repay working capital borrowings, which increase operating surplus, during the 12-month period following the borrowings, they will be deemed to have been repaid at the end of such period, thus decreasing operating surplus at that time. When the working capital borrowings are subsequently repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.
Interim capital transactions are defined as:
·    borrowings, refinancings or refundings of indebtedness, other than working capital borrowings and items purchased on open account or for a deferred purchase price in the ordinary course of business, and sales of debt securities;
·    sales of equity securities;
·    sales or other voluntary or involuntary dispositions of assets, other than sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and sales or other dispositions of assets as part of normal asset retirements or replacements; and
·    capital contributions received.
Operating expenditures are defined as, without duplication:
·    all cash expenditures of XPLR OpCo and its subsidiaries, including taxes, reimbursements of expenses of XPLR OpCo GP and its affiliates, director and employee compensation of XPLR OpCo’s subsidiaries, payments under the Management Services Agreement and the CSCS Agreement for services rendered, including management and credit support fees, or in reimbursement of draws made on credit support provided by NEER or its affiliates, debt service payments (including principal amortization payments under financing arrangements of XPLR OpCo’s subsidiaries), payments made in the ordinary course of business under certain hedge contracts (provided that payments made in connection with the termination of any such hedge contract prior to the expiration of its settlement or termination date specified therein will be included in operating expenditures in equal quarterly installments over the remaining scheduled life of such hedge contract and amounts paid in connection with the initial purchase of such a contract will be amortized at the life of such contract), maintenance capital expenditures (as described below), and repayment of working capital borrowings;
·    all expenses and other cash expenditures (other than U.S. federal income taxes) of XPLR, including reimbursements of expenses of its general partner and its affiliates as set forth in the Management Services Agreement and of NEER and its affiliates as set forth in the CSCS Agreement; and
·    payments of the IDR Fee to NEE Management, other than payments of the IDR Fee described in the sixth bullet in the definition of “operating surplus.”
Notwithstanding the foregoing, operating expenditures will not include:
·    repayments of working capital borrowings where such borrowings have previously been deemed to have been repaid, as described above;

·    payments, including prepayments and prepayment penalties, of principal of and premium on indebtedness other than working capital borrowings and financing arrangements of XPLR OpCo’s subsidiaries;
·    expansion capital expenditures, as described below;
·    payment of transaction expenses, including taxes, relating to interim capital transactions;
·    distributions to unitholders of XPLR OpCo; or
·    repurchases of partnership interests (including cash redemptions under the exchange agreement between XPLR, XPLR OpCo and NEE Equity), excluding repurchases XPLR OpCo makes to satisfy obligations under employee benefit plans.
Capital Surplus
Capital surplus is defined in the XPLR OpCo partnership agreement as any distribution of available cash in excess of its cumulative operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:
·    borrowings other than working capital borrowings;
·    sales of XPLR OpCo’s equity and debt securities; and
·    sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets.
Characterization of Cash Distributions
The XPLR OpCo partnership agreement requires that it treat all available cash distributed as coming from operating surplus until the sum of all available cash distributed since the IPO equals the operating surplus from the IPO through the end of the quarter immediately preceding that distribution. The XPLR OpCo partnership agreement requires that XPLR OpCo treat any amount distributed in excess of operating surplus, regardless of the source, as capital surplus. We do not anticipate that XPLR OpCo will make any distributions from capital surplus.
Capital Expenditures
Expansion capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are expected to increase XPLR OpCo’s operating income, operating capacity or operating cash flow over the long term. Examples of expansion capital expenditures include the acquisition of equipment or additional clean energy projects to the extent such capital expenditures are expected to increase XPLR OpCo’s operating capacity or its operating income. Expansion capital expenditures include interest expense associated with borrowings used to fund expansion capital expenditures.
Maintenance capital expenditures are cash expenditures incurred for those acquisitions or capital improvements that are made to maintain, over the long term, operating capacity, operating income or operating cash flow. Examples of maintenance capital expenditures are expenditures to repair, refurbish or replace XPLR OpCo’s clean energy projects, to upgrade transmission networks, to maintain equipment reliability, integrity and safety and to comply with laws and regulations.
Distributions and Payments of Available Cash from Operating Surplus
XPLR OpCo will make distributions or payments of 100% of its available cash from operating surplus for any quarter in the following order of priority:
·    first, as distributions or payments with respect to XPLR OpCo’s Series A preferred units, if any; and
·    second, to the holders of XPLR OpCo’s voting and non-voting common units, pro rata.
Holders of OpCo Class B units are not entitled to distributions from available cash. Holders of OpCo Class P Units are not entitled to distributions from available cash, other than in connection with a liquidation of XPLR OpCo.

Payments of the Incentive Distribution Right Fee
Under the Management Services Agreement, NEE Management is entitled to the IDR Fee, which is calculated based on the hypothetical amount of adjusted available cash from operating surplus that XPLR OpCo would be able to distribute to its voting and non-voting common unitholders after the minimum quarterly and the target quarterly distribution levels described below have been achieved. The right to receive the IDR Fee is currently held by NEE Management, but may be assigned. The right to receive the IDR Fee under the Management Services Agreement has been suspended in respect of each calendar quarter beginning with the IDR Fee related to the period commencing on (and including) January 1, 2023 and expiring on (and including) December 31, 2026. The discussions below do not reflect the IDR Fee Suspension and assume that NEE Management continues to retain the right to receive the IDR Fee. Although cash used to pay the IDR Fee will be an operating expenditure, the description below assumes that any IDR Fee will not reduce XPLR OpCo’s operating surplus and will be paid with available cash from operating surplus. We use this assumption in the description below for illustrative purposes to demonstrate that the calculation of IDR Fee payments for each quarter will be based on hypothetical amounts that would be available for distribution to XPLR OpCo voting and non-voting common unitholders if the IDR Fee was not an operating expense and NEE Management held a class of equity interests in XPLR OpCo entitled to such distributions based on the achievement of the target quarterly distribution levels. Once the amount of IDR Fee payments is determined, the amount will be classified as an operating expense and operating surplus will be reduced by a like amount before available cash is distributed by XPLR OpCo to its voting and non-voting common unitholders on a pro rata basis.
If, for any quarter, XPLR OpCo has adjusted available cash equal to or greater than $39,250,000.00 plus the product of (i) the XPLR OpCo voting and non-voting common units outstanding on the record date for that quarter and (ii) $0.7625 per XPLR OpCo voting and non-voting common unit (subject to adjustment under the Management Services Agreement) (such sum, the “maximum incentive amount”), XPLR OpCo will calculate the IDR Fee using the hypothetical distributions of adjusted available cash to XPLR OpCo voting and non-voting common unitholders described below:
·    first, to make a payment of $39,250,000.00 to NEE Management in respect of the IDR Fee and to distribute any remaining adjusted available cash to all XPLR OpCo voting and non-voting common unitholders, pro rata, until the sum of fees paid to NEE Management and distributions deemed to be made to XPLR OpCo voting and non-voting common unitholders is equal to the maximum incentive amount; and
·    thereafter, to distribute 100% of any remaining adjusted available cash to all XPLR OpCo voting and non-voting common unitholders, pro rata.
If, for any quarter, XPLR OpCo has adjusted available cash (i) less than the maximum incentive amount but (ii) equal to or greater than the sum of (a) $14,039,546.64 and (b) the product of (1) the XPLR OpCo voting and non-voting common units outstanding on the record date for that quarter and (2) $0.3525 per XPLR OpCo voting and non-voting common unit (subject to adjustment under the Management Services Agreement) (such sum calculated in accordance with (ii), the “base incentive amount”), XPLR OpCo will calculate the IDR Fee using the hypothetical distributions of adjusted available cash to XPLR OpCo voting and non-voting common unitholders described below:
·    first, to make a payment of $14,039,546.64 to NEE Management in respect of the IDR Fee and to distribute any remaining adjusted available cash to all XPLR OpCo voting and non-voting common unitholders, pro rata, until the sum of fees paid to NEE Management and distributions deemed to be made to XPLR OpCo voting and non-voting common unitholders is equal to the base incentive amount; and
·    thereafter, to distribute 75% of any remaining adjusted available cash to all XPLR OpCo voting and non-voting common unitholders, pro rata, and to make a payment of 25% of any remaining adjusted available cash to NEE Management in respect of the IDR Fee;
provided that, in each case, the IDR Fee will be paid until (x) the aggregate deemed per XPLR OpCo voting and non-voting common unit distribution to XPLR OpCo unitholders equals (y) the per XPLR OpCo voting and non-voting common unit distribution declared by XPLR OpCo to XPLR OpCo unitholders in accordance with the XPLR OpCo partnership agreement for the applicable quarter. In no event will the aggregate IDR Fee for such quarter exceed $39,250,000.00.
If, for any quarter, XPLR OpCo has adjusted available cash less than the base incentive amount, then, XPLR OpCo will calculate the IDR Fee using the hypothetical distributions of adjusted available cash described below, provided that the hypothetical distributions to XPLR OpCo voting and non-voting common unitholders set forth below will be calculated as though the total XPLR OpCo voting and non-voting common units outstanding is equal to the base unit amount:
·    first, to distribute 100% to all XPLR OpCo voting and non-voting common unitholders, pro rata, until each voting and non-voting common unitholder is deemed to have received a total of $0.215625 per unit (or 115% of the minimum quarterly distribution) for that quarter;
·    second, to distribute 85% to all XPLR OpCo voting and non-voting common unitholders, pro rata, and to make a payment of 15% to NEE Management in respect of the IDR Fee, until each voting and non-voting common unitholder is deemed to have received a total of $0.234375 per unit (or 125% of the minimum quarterly distribution) for that quarter;
·    third, to distribute 75% to all XPLR OpCo voting and non-voting common unitholders, pro rata, and to make a payment of 25% to NEE Management in respect of the IDR Fee, until each common unitholder is deemed to have received a total of $0.281250 per unit (or 150% of the minimum quarterly distribution) for that quarter; and
·    thereafter, to distribute 50% to all XPLR OpCo common unitholders, pro rata, and to make a payment of 50% to NEE Management in respect of the IDR Fee;
provided that, in each case, the IDR Fee will be paid until (x) the aggregate deemed per XPLR OpCo voting and non-voting common unit distribution to XPLR OpCo unitholders equals (y) the per XPLR OpCo voting and non-voting common unit distribution declared by XPLR OpCo to XPLR OpCo unitholders in accordance with the XPLR OpCo partnership agreement for the applicable quarter. Further, if XPLR OpCo has adjusted available cash less than the base incentive amount for any quarter, the aggregate IDR Fee for such quarter will not exceed $14,039,546.64.
As used in this Description, “base unit amount” means 155,676,955 XPLR OpCo voting and non-voting common units, subject to proportional adjustment in the event of any distribution, combination or subdivision (whether effected by a distribution payable in units or otherwise) of XPLR OpCo partnership interests in accordance with the XPLR OpCo partnership agreement or in any redemption, repurchase, acquisition or similar transaction by XPLR OpCo of XPLR OpCo voting and non-voting common units.
“Adjusted available cash” means, in respect of any quarter, any remaining available cash that would be deemed to be operating surplus under the XPLR OpCo partnership agreement before giving effect to the payment of the IDR Fee and after giving effect to the payment of the Series A distribution amount; provided that, if XPLR OpCo has adjusted available cash less than the base incentive amount for any quarter, “adjusted available cash” means, in respect of such quarter, any remaining available cash that would be deemed to be operating surplus under the XPLR OpCo partnership agreement before giving effect to the payment of the IDR Fee, after giving effect to the payment of the Series A distribution amount, and after subtracting the aggregate amount that would be required to be distributed to XPLR OpCo voting and non-voting common unitholders to equal the product of the base unit amount on the applicable record date for such quarter multiplied by the first target quarterly distribution.
Percentage Allocations of Adjusted Available Cash from Operating Surplus
Adjusted Available Cash Equal to or Greater than the Maximum Incentive Amount
The following table sets forth the percentage allocations of adjusted available cash from operating surplus between NEE Management (in respect of the IDR Fee) and XPLR OpCo’s voting and non-voting common unitholders (in respect of their voting and non-voting common units), in distributions to voting and non-voting common unitholders equal to or greater than $0.7625 per XPLR OpCo voting and non-voting common unit and assuming that XPLR OpCo has adjusted available cash from operating surplus in an aggregate amount equal to or greater than the base incentive amount for a particular quarter. For illustrative purposes (as described above), the following also assumes that the IDR Fee is paid with available cash from operating surplus and does not constitute an operating expenditure. The percentage interests assume that NEE Management has not assigned its right to the IDR Fee and do not reflect the IDR Fee Suspension.

	Marginal Percentage Interest in Adjusted Available Cash
Total Quarterly Distribution per XPLR OpCo Voting and Non-Voting Common Unit Target Amount	XPLR OpCo Voting and Non-Voting Common Unitholders	NEE Management
equal to or above $0.7625	100.0%	0.0%
Adjusted Available Cash Less than the Maximum Incentive Amount but Greater than or Equal to the Base Incentive Amount
The following table sets forth the percentage allocations of adjusted available cash from operating surplus between NEE Management (in respect of the IDR Fee) and XPLR OpCo’s voting and non-voting common unitholders (in respect of their voting and non-voting common units), in distributions to voting and non-voting common unitholders below $0.7625, but equal to or above $0.3525, per XPLR OpCo voting and non-voting common unit and assuming that XPLR OpCo has adjusted available cash from operating surplus in an aggregate amount equal to or greater than the base incentive amount for a particular quarter. For illustrative purposes (as described above), the following also assumes that the IDR Fee is paid with available cash from operating surplus and does not constitute an operating expenditure. The percentage interests assume that NEE Management has not assigned its right to the IDR Fee and do not reflect the IDR Fee Suspension.

	Marginal Percentage Interest in Adjusted Available Cash
Total Quarterly Distribution per XPLR OpCo Voting and Non-Voting Common Unit Target Amount	XPLR OpCo Voting and Non-Voting Common Unitholders	NEE Management
equal to or above $0.3525 but below $0.7625	75.0%	25.0%
Adjusted Available Cash Less than Base Incentive Amount
The following table sets forth the percentage allocations of adjusted available cash from operating surplus between NEE Management (in respect of the IDR Fee) and XPLR OpCo’s voting and non-voting common unitholders (in respect of their voting and non-voting common units), assuming that XPLR OpCo has adjusted available cash from operating surplus in an aggregate amount less than the base incentive amount for a particular quarter, and based on the specified target quarterly distribution levels. For illustrative purposes (as described above), the following also assumes that the IDR Fee is paid with available cash from operating surplus and does not constitute an operating expenditure. The amounts set forth under “Marginal Percentage Interest in Adjusted Available Cash” are the percentage interests of NEE Management (in respect of the IDR Fee) and the XPLR OpCo voting and non-voting common unitholders (in respect of their voting and non-voting common units) in any adjusted available cash from operating surplus XPLR OpCo distributes to voting and non-voting common unitholders and pays in respect of the IDR Fee, corresponding to the incremental amounts of distributions to voting and non-voting common unitholders in the column “Total Quarterly Distribution per XPLR OpCo Voting and Non-Voting Common Unit Target Amount.” The percentage interests shown for XPLR OpCo’s unitholders and NEE Management for the minimum quarterly distribution are also applicable to quarterly distribution amounts that are less than the minimum quarterly distribution. The percentage interests assume that NEE Management has not assigned its right to the IDR Fee and do not reflect the IDR Fee Suspension.

		Marginal Percentage Interest in Adjusted Available Cash
	Total Quarterly Distribution per XPLR OpCo Voting and Non-Voting Common Unit Target Amount	XPLR OpCo Voting and Non-Voting Common Unitholders	NEE Management
Minimum Quarterly Distribution	$0.1875	100.0%	0.0%
First Target Quarterly Distribution	above $0.1875 up to $0.215625	100.0%	0.0%
Second Target Quarterly Distribution	above $0.215625 up to $0.234375	85.0%	15.0%
Third Target Quarterly Distribution	above $0.234375 up to $0.281250	75.0%	25.0%
Thereafter	above $0.281250	50.0%	50.0%
Distributions from Capital Surplus
How Distributions from Capital Surplus Will Be Made
XPLR OpCo will make distributions of available cash from capital surplus, if any, in the following manner:
·    first, to the holders of the Series A preferred units, if any, as provided above;
·    second, to the holders of XPLR OpCo’s common units and non-voting common units, pro rata until the minimum quarterly distribution is reduced to zero, as described below under “—Effect of a Distribution from Capital Surplus”; and
·    thereafter, as if such distributions were from operating surplus, provided that because the minimum quarterly distribution is reduced to zero, XPLR OpCo will pay the IDR Fee at the highest level as described below.
The preceding discussion is based on (1) the assumption that XPLR OpCo does not issue any additional classes of equity securities, (2) the fact that holders of OpCo Class B units are not entitled to such distributions and (3) the fact that holders of OpCo Class P Units are not entitled to such distributions, other than in connection with a liquidation.
Effect of a Distribution from Capital Surplus
The XPLR OpCo partnership agreement treats a distribution of capital surplus as the repayment of the initial unit price on XPLR OpCo’s common units (equal to the IPO price of $25.00 per common unit), which is a return of capital. The initial unit price less any distributions of capital surplus per unit is referred to as the “unrecovered initial unit price.” Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target quarterly distribution levels will be reduced in the same proportion as the corresponding reduction in the unrecovered initial unit price. Any distribution of capital surplus before the unrecovered initial unit price is reduced to zero cannot be applied to the payment of the minimum quarterly distribution.
Once XPLR OpCo distributes capital surplus on a voting and non-voting common unit in an amount equal to the initial unit price, the minimum quarterly distribution and the target quarterly distribution levels will be equal to zero. XPLR OpCo will then make all future distributions from operating surplus to voting and non-voting common unitholders, pro rata, after making required distributions, if any, to Series A preferred unitholders. However, once the minimum quarterly distribution and the target quarterly distribution levels are reduced to zero, XPLR OpCo will pay the IDR Fee to NEE Management at the highest level, which will be equal to 100% of any distributions paid to the voting and non-voting common unitholders, effectively reducing the total cash available for distributions to unitholders. See “—Incentive Distribution Right Fee” above.

Adjustment to the Minimum Quarterly Distribution and the Target Quarterly Distribution Levels
In addition to adjusting the minimum quarterly distribution and target quarterly distribution levels to reflect a distribution of capital surplus, if XPLR OpCo combines its units into fewer units or subdivides its units into a greater number of units, it will proportionately adjust:
·    the minimum quarterly distribution;
·    the target quarterly distribution levels; and
·    the unrecovered initial unit price.
For example, if a two-for-one split of XPLR OpCo’s common units should occur, the minimum quarterly distribution, the target distribution levels and the unrecovered initial unit price would each be reduced to 50% of its initial level. XPLR OpCo will not make any adjustment by reason of the issuance of additional units for cash or property.
Distributions of Cash Upon Liquidation
If XPLR OpCo dissolves in accordance with its partnership agreement, it will sell or otherwise dispose of its assets in a process called liquidation. XPLR OpCo will first apply the proceeds of liquidation to discharge any outstanding liabilities, including any payments of the IDR Fee to which NEE Management is entitled, next to holders of OpCo Series A preferred units, if any, to satisfy the applicable liquidation preference, and finally to holders of XPLR OpCo’s voting common units, non-voting common units and OpCo Class P Units in proportion to their respective positive capital account balances.
MATERIAL PROVISIONS OF OUR PARTNERSHIP AGREEMENT
The following is a summary of certain material provisions of our partnership agreement, which is filed as an exhibit to the Form 10-K. Other material provisions of our partnership agreement are summarized in other sections of this Description and the documents incorporated by reference herein, including under “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.” The summary below is as of the Description Date and is qualified in its entirety by reference to all of the provisions of our partnership agreement, which is filed as an exhibit to the Form 10-K. Under Delaware law and the provisions of our partnership agreement, we may also issue additional series or classes of limited partner interests that, as determined by our Board, may have rights that differ from the rights applicable to our common units as described in this Description.
Organization and Duration
Our partnership was formed in March 2014 and has a perpetual existence unless terminated under the terms of our partnership agreement.
Purpose
Our purpose under our partnership agreement is limited to any business activity that is approved by our Board and our general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, however, that, without the prior written consent of our general partner, which consent may be granted or withheld in its sole discretion, we and our subsidiaries do not have any power or authority to solicit, review, respond to or otherwise participate in any request for proposal relating to, or otherwise engage in, or seek to engage in, certain activities or lines of business.
Although our Board and our general partner have the ability to cause us to engage in activities other than the business of acquiring, managing and owning contracted clean energy projects with stable long-term cash flows, our Board and our general partner may, to the fullest extent permitted by law, decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in our best interests or in the best interests of our limited partners, other than the implied contractual covenant of good faith and fair dealing. Our Board and our general partner are authorized in general to perform all acts they determine to be necessary or appropriate to carry out our purposes and to conduct our business.
Capital Contributions
Our limited partners are not obligated to make additional capital contributions, except as described below under “—Limited Liability.” Our general partner is not obligated to make any capital contributions.
Management by Board; Officers
Our general partner has delegated substantially all management power and authority over the business and affairs of the Partnership to our Board established pursuant to our partnership agreement. Our Board consists of seven directors, four of whom are elected by unitholders and three of whom are appointed by our general partner, in its sole discretion. Any decision to be made by our Board will require the approval of at least four directors present and voting at any meeting at which a quorum is present, and four directors constitute a quorum. If our Board is unable to make a decision with respect to certain matters relating to our distribution of cash, our capital expenditures, the acquisition, disposition and use of our assets and purchases and sales of our partnership interests or related derivative securities, NEE Management, which serves as the Manager under the terms of the Management Services Agreement, is authorized to take any action with respect to such matter that is consistent with our operational plan then in effect, which plan is approved annually by our Board. Notwithstanding the foregoing, our general partner retains the authority to make tax filings and to consent to certain matters of the Partnership. See “—Certain Matters Requiring Consent of the General Partner.”
Our officers and, if any, employees are appointed, retained, terminated and replaced by our Board. However, so long as NEE Management (or another affiliate of NextEra Energy, Inc. (“NEE”)) serves as the Manager under the Management Services Agreement, the Manager, pursuant to the terms of the Management Services Agreement, will designate individuals (i) to serve on the boards of directors or their equivalents of our subsidiaries and (ii) to carry out the functions of principal executive, accounting and financial officers and otherwise to act as our officers and officers of our subsidiaries. Our Board (i) will appoint such individuals designated by the Manager as our officers and, if any, employees and (ii) will cause the boards of directors or their equivalents or the controlling shareholder, member or general partner of our subsidiaries to appoint such individuals designated by the Manager to the applicable roles with respect to the applicable entity, as long as, in each case, the designees are determined by the Manager in good faith to have the appropriate experience, qualifications, skills and such other relevant attributes to carry out such persons’ designated functions.
Annual and Special Meetings
Pursuant to the terms of our partnership agreement, an annual meeting of limited partners for the election of directors and for other properly presented business will be held. Limited partners are not entitled to bring any business before the annual meeting except pursuant to Rule 14a-8 promulgated under the Exchange Act.
Special meetings may be called (i) by our Board, (ii) by our general partner or (iii) by limited partners owning 20% or more of the outstanding units of the class or classes for which such meeting is proposed (without giving effect to any of the voting limitations described below in “—Voting Rights—Limitations on Voting Rights”). Special meetings may be called by limited partners only for the purposes of removing directors elected by limited partners (“LP Elected Directors”) for cause or removing our general partner.
Voting Rights
Our limited partnership interests include our voting common units, non-voting common units, the Special Voting Units and the Series A preferred units. For purposes of this summary, matters described as requiring the approval of a “unit majority” require the approval of at least a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the non-voting common units) and the Special Voting Units, voting together as a single class. Except as related to certain amendments that would have a material adverse effect on the rights or preferences of the non-voting common units in relation to other classes of limited partnership interests, holders of non-voting common units do not have voting rights under our partnership agreement.
Our limited partners may vote at meetings either in person or by proxy. The holders of a majority of the outstanding units (including those deemed owned by our general partner and its affiliates) represented in person or by proxy and that are entitled to vote at such meeting constitutes a quorum at a meeting of the limited partners (including annual and special meetings), unless any action by the limited partners requires approval by a greater percentage of the voting power, in which case the quorum will be the greater percentage. The vote of limited partners holding outstanding units representing a majority of the outstanding units entitled to vote at the meeting (on all matters on which the holders of all units vote together as a single class) or a majority of the outstanding units of each class entitled to vote at the meeting (on all matters on which the holders of each class of units vote separately by class) constitutes the vote of all limited partners, unless a different percentage is required under our partnership agreement, in which case the vote of limited partners holding outstanding units representing at least such different percentage with respect to the outstanding units entitled to vote at such meeting (on all matters on which the holders of all units vote together as a single class) or such different percentage with respect to the outstanding units of each class entitled to vote at such meeting (on all matters on which the holders of each class of units vote separately by class) will be required.
Any action of the limited partners that may be taken at a meeting of the limited partners may be taken, if authorized by our Board, without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted.
The following table sets forth a summary of the unitholder vote required for the matters specified below. Other than the implied contractual covenant of good faith and fair dealing, our Board, our general partner and its affiliates, including NEE Equity, have no duty or obligation whatsoever to us or our limited partners, including any duty to act in our best interests or the best interests of our limited partners, in voting units any of them holds or acquires or otherwise.

Partnership Action	Unitholder Vote Required
Issuance of additional units	No approval right. See “—Issuance of Additional Partnership Interests.”
Amendment of our partnership agreement	Certain amendments may be made by our Board or our general partner without the approval of the unitholders. Other amendments generally require the approval of a unit majority subject to certain exceptions. See “—Amendment of Our Partnership Agreement,” “—Series A Preferred Units” and “—Non-Voting Common Units” below.
Certain matters relating to XPLR OpCo	Any matters relating to XPLR OpCo which require the consent or approval of a majority of the outstanding units of XPLR OpCo, including certain amendments of the XPLR OpCo partnership agreement, requires the approval of a unit majority. Any other matters requiring approval by a higher percentage of XPLR OpCo common units requires the approval by a corresponding percentage of our unitholders, subject to certain exceptions. Any amendment of the XPLR OpCo partnership agreement also requires the approval of our general partner, in its sole discretion. See also “—Series A Preferred Units” below.
Merger or conversion of our partnership	Under most circumstances, a merger or conversion of our partnership requires approval of (i) our general partner, in its sole discretion, (ii) our Board, (iii) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding non-voting common units and the units owned by our general partner and its affiliates), voting as a separate class, and (iv) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding non-voting common units) owned by our general partner and its affiliates, voting together as a single class. Our general partner must also consent to any merger or conversion of any of our subsidiaries. See “—Merger, Consolidation, Conversion, Sale or Other Disposition of Assets.”

Sale of all or substantially all of the assets of our partnership and our subsidiaries	Under most circumstances, a sale of all or substantially all of the assets of our partnership and our subsidiaries requires approval of (i) our general partner, in its sole discretion, (ii) our Board, (iii) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding non-voting common units and the units owned by our general partner and its affiliates), voting as a separate class, and (iv) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding non-voting common units) owned by our general partner and its affiliates, voting together as a single class. Pursuant to the right of first refusal agreement among us, XPLR OpCo and NEER, XPLR OpCo granted NEER and its subsidiaries a right of first refusal to acquire all the assets owned or acquired by XPLR OpCo or its subsidiaries.
Dissolution of our partnership	Under most circumstances, dissolution of our partnership requires approval of (i) our general partner, in its sole discretion, (ii) our Board, (iii) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the non-voting units and the units owned by our general partner and its affiliates), voting as a separate class, and (iv) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding non-voting common units) owned by our general partner and its affiliates, voting together as a single class. Our general partner must also consent to the dissolution of any of our subsidiaries. See “—Termination and Dissolution.”
Continuation of our business upon dissolution	Under certain circumstances, upon the dissolution of our partnership, the limited partners may elect to continue the business of our partnership on the same terms and conditions set forth in our partnership agreement by appointing as a successor general partner a person approved by a unit majority. See “—Termination and Dissolution.”
Election of LP Elected Director	A nominee for LP Elected Director will be elected to our Board if, subject to the voting limitations described below, the votes cast for the nominee’s election exceed the votes cast against the nominee’s election. If the number of nominees exceeds the total number of LP Elected Directors to be elected, LP Elected Directors will be elected by a plurality of the votes cast (subject to the voting limitations described below).
Removal of LP Elected Director	An LP Elected Director will be removed for cause from our Board if, subject to the voting limitations described below, the votes cast for such LP Elected Director’s removal exceed the votes cast against such LP Elected Director’s removal.
Withdrawal of our general partner	No approval right. See “—Withdrawal or Removal of the General Partner.”
Removal of our general partner	Approval of not less than 66-2/3% of the outstanding units, voting as a single class, excluding non-voting common units but including units held by our general partner and its affiliates (including the Special Voting Units). Any removal of our general partner is also subject to the approval of a successor general partner by a unit majority. See “—Withdrawal or Removal of the General Partner.”
Transfer of the general partner interest	No approval right. See “—Transfer of General Partner Interest.”
Transfer of ownership interests in our general partner	No approval right. See “—Transfer of Ownership Interests in the General Partner.”
Record holders of our outstanding voting units on the record date will be entitled to notice of, and to vote at, meetings of the limited partners and to act upon matters for which approvals may be solicited.
Common units held in nominee or street name account will be voted by the broker or other nominee in accordance with the instruction of the beneficial owner unless the arrangement between the beneficial owner and his or her nominee provides otherwise. Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of common units eligible to vote under our partnership agreement will be delivered to the record holder by us or by the transfer agent.

Limitations on Voting Rights
Pursuant to our partnership agreement, if any person owns, together with the members of any related group, the power to vote 5% or more of our outstanding units, then such person, together with any related group, is entitled to vote not more than 5% of such outstanding units in the election or removal of LP Elected Directors, and the amount of such units in excess of 5% in voting power is not entitled to vote in the election or removal of LP Elected Directors. In addition, if, after giving effect to the 5% limitation, any person, together with the members of any related group, still has the power to cast votes equal to or greater than 10% of the units present and actually voted on any matter (including the election or removal of LP Elected Directors), an additional cutback will be imposed so that such person, together with the members of any related group, is entitled to cast votes for not more than 9.99% of the units present and actually voted on such matter, and any units held by such person (together with the members of any related group) equal to 10% or greater in voting power will be voted proportionally with all other votes on such matter; provided that, if such person is our general partner or any of its affiliates, such additional cutback applies only to the election or removal of LP Elected Directors.
Series A Preferred Units
Series A preferred units would vote on an as-converted basis with our common units as a single class, so that each outstanding Series A preferred unit would be entitled to one vote for each common unit into which such Series A preferred unit would be convertible at the then-applicable Series A conversion rate on each matter with respect to which each record holder of a common unit is entitled to vote. Series A preferred units, if any, also would have certain class voting rights with respect to amendments that adversely affect their distribution, liquidation or conversion rights, their ranking or certain other protections under our partnership agreement and with respect to certain amendments of the XPLR OpCo partnership agreement.
Special Voting Units
NEE Equity will hold the same number of Special Voting Units as the number of common units of XPLR OpCo held by NEE Equity. If the ratio at which common units of XPLR OpCo held by NEE Equity are exchangeable for our common units changes from one-for-one, the number of votes to which the holders of the Special Voting Units are entitled will be adjusted accordingly. Additional limited partner interests having special voting rights could also be issued. See “—Issuance of Additional Partnership Interests” below.
Non-Voting Common Units
Holders of non-voting common units generally do not have voting rights under our partnership agreement. However, non-voting common units have certain class voting rights with respect to amendments that adversely affect their distribution, liquidation, transfer, conversion, voting or economic rights or certain other protections under our partnership agreement. To the extent non-voting common unit holders are entitled to vote, each non-voting common unit is entitled to one vote on such matter.
Proxy Access
Our partnership agreement permits a holder of common units, or a group of up to 20 holders of common units, owning continuously for specified periods of time 10% or more of the aggregate number of outstanding common units and Special Voting Units (an “eligible unitholder”), to nominate candidates for election as LP Elected Directors, provided that such eligible unitholder satisfies the requirements set forth in our partnership agreement. The number of common unitholder nominees eligible to appear in our proxy materials for any annual meeting cannot exceed four. No eligible unitholder, or group of eligible unitholders, is entitled to nominate more than two candidates at any annual meeting.

Limited Liability
Assuming that a limited partner does not participate in the control of our business within the meaning of the Delaware Revised Uniform Limited Partnership Act (the “Delaware Act”) and that the limited partner otherwise acts in conformity with the provisions of the partnership agreement, the limited partner’s liability under the Delaware Act will be limited, subject to possible exceptions, to the amount of capital that the limited partner is obligated to contribute to us for our limited partner’s limited partner interest plus the limited partner’s share of any undistributed profits and assets. If it were determined, however, that the right, or exercise of the right, by the limited partners as a group:
·    to elect or remove directors;
·    to remove or replace our general partner;
·    to approve some amendments to the partnership agreement; or
·    to take other action under the partnership agreement;
constituted “participation in the control” of our business for the purposes of the Delaware Act, then the limited partners could be held personally liable for our obligations under the laws of Delaware, to the same extent as our general partner. This liability would extend to persons who transact business with us who reasonably believe that the limited partner is a general partner. Neither the partnership agreement nor the Delaware Act specifically provides for legal recourse against our general partner if a limited partner were to lose limited liability through any fault of our general partner.
Under the Delaware Act, a limited partnership may not make a distribution to a partner if, after the distribution, all liabilities of the limited partnership, other than liabilities to partners on account of their limited partner interests and liabilities for which the recourse of creditors is limited to specific property of the partnership, would exceed the fair value of the assets of the limited partnership, except that the fair value of property that is subject to a liability for which the recourse of creditors is limited is included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that liability. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to liability for which recourse of creditors is limited will be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds the non-recourse liability. The Delaware Act provides that a limited partner who receives a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act will be liable to the limited partnership for the amount of the distribution for three years. Under the Delaware Act, a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that such person is not obligated for liabilities unknown to him at the time he became a limited partner and that could not be ascertained from the partnership agreement.
Our subsidiaries conduct business in the U.S. and we may have subsidiaries that conduct business in other countries in the future. Maintenance of our limited liability as a limited partner of our operating subsidiaries may require compliance with legal requirements in the jurisdictions in which our operating subsidiaries conduct business, including qualifying our subsidiaries to do business there.
Limitations on the liability of limited partners or members for the obligations of a limited partnership have not been clearly established in many jurisdictions. If, by virtue of our limited partner interests in XPLR OpCo or otherwise, it were determined that we were conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners as a group to remove or replace our general partner, to approve some amendments to the partnership agreement, or to take other action under the partnership agreement constituted “participation in the control” of our business for purposes of the statutes of any relevant jurisdiction, then the limited partners could be held personally liable for our obligations under the law of that jurisdiction to the same extent as our general partner under the circumstances. We will operate in a manner that our general partner considers reasonable and necessary or appropriate to preserve the limited liability of the limited partners.

Issuance of Additional Partnership Interests
Our partnership agreement authorizes us to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by our Board without the approval of any partner of our partnership; provided, however, that we may not issue any additional common units, non-voting common units, Series A preferred units or additional partnership interests that rank pari passu as to distributions with the Series A preferred units (“Series A parity securities”) unless we contribute the cash proceeds or other consideration received from the issuance of such additional units in exchange for an equivalent number of corresponding XPLR OpCo units.
We have funded acquisitions through the issuance of additional common units. It is likely that we will fund acquisitions through the issuance of additional common units, preferred units or other partnership interests. Holders of any additional common units that we issue will be entitled to share equally with the then-existing holders of common units in our distributions of available cash. In addition, our issuance of additional common units, preferred units or other partnership interests may dilute the value of the interests of the then-existing holders of common units in our net assets.
Under Delaware law and the provisions of our partnership agreement, we may also issue partnership interests that, as determined by our Board, may have special voting or economic rights to which our common units are not entitled. Our partnership agreement does not prohibit the issuance by our subsidiaries of equity interests, which may effectively rank senior to our common units.
Conversion of Non-Voting Common Units
Each holder of non-voting common units will have the right, but not the obligation, to convert all or a portion of its non-voting common units into one common unit for each non-voting common unit being converted, subject to certain limitations and adjustments. However, certain holders shall not have the right to convert any non-voting common units to the extent that, after giving effect to the conversion, the holder (together with its affiliates and others acting as a group) would beneficially own in excess of 19.8% of the number of common units outstanding immediately after giving effect to such conversion. Further, each non-voting common unit held by certain qualified holders under the partnership agreement shall automatically convert into one common unit (subject to certain adjustments) immediately upon its transfer to any non-affiliate of such qualified holder.
Amendment of Our Partnership Agreement
General
Amendments to our partnership agreement may be proposed only by our Board or, in limited circumstances, our general partner. However, other than the implied contractual covenant of good faith and fair dealing, neither our Board nor our general partner have any duty or obligation to propose any amendment and our Board and our general partner may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in our best interests or the best interests of the limited partners. In order to adopt a proposed amendment, other than the amendments described below under “—Amendments that Do Not Require Unitholder Approval,” our Board or our general partner, as applicable, is required to seek approval of such amendment by the limited partners. Except as described below, an amendment that requires approval by the limited partners must be approved by a unit majority.
Prohibited Amendments
No amendment may be made that would:
·    enlarge the obligations of any limited partner without its consent, unless the amendment is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or

·    enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by us to our general partner or any of its affiliates without our general partner’s consent, which consent may be given or withheld at its option.
The provisions of our partnership agreement preventing these types of amendments can be amended upon the approval of the holders of at least 90% of the outstanding units.
Amendments Requiring Dual Class Voting
Any amendment to our partnership agreement with respect to the provisions relating to the distributions of available cash, the management and operation of our business, our general partner’s authority to amend our partnership agreement (as described below), our Board’s authority to amend our partnership agreement to prevent consolidation (as described below), annual meetings and special meetings, quorum and voting, limitations on voting power, and proxy access, or any defined terms used in those provisions, will require the approval of the holders of (i) at least a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding non-voting common units and excluding common units owned by our general partner and its affiliates), voting as a separate class, and (ii) at least a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding non-voting common units) owned by our general partner and its affiliates, voting together as a single class.
Amendments that Do Not Require Unitholder Approval
Our partnership agreement provides that our Board (instead of our general partner) generally may make amendments to our partnership agreement without the approval of any partner to reflect:
·    a change in our name, the location of our principal office, our registered agent or our registered office;
·    the admission, substitution, withdrawal or removal of partners in accordance with our partnership agreement;
·    a change that our Board determines to be necessary or appropriate to qualify or continue our qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that our subsidiaries will not be taxable as corporations or otherwise taxed as entities for U.S. federal income tax purposes;
·    any amendment that is necessary, in the opinion of our counsel, to prevent us, our general partner or their respective directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act of 1940, as amended (“Investment Company Act”), the Investment Advisers Act of 1940, as amended (“Advisers Act”), or “plan asset” regulations adopted under the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;
·    any amendment that our Board determines to be necessary or appropriate for the authorization or issuance of additional partnership interests or in connection with splits or combinations of our partnership interests in accordance with our partnership agreement;
·    any amendment expressly permitted in our partnership agreement to be made by our Board acting alone;
·    any amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of our partnership agreement;
·    any amendment that our Board determines to be necessary or appropriate to reflect and account for the formation by us of, or our investment in, any corporation, partnership or other entity, in connection with our conduct of activities permitted by our partnership agreement;
·    any change in our fiscal year or taxable year and any other changes that our Board determines to be necessary or appropriate as a result of such change;
·    certain conversions into, mergers with or conveyances to another limited liability entity;
·    a modification of the qualification of eligible unitholders for nominating directors with respect to any annual meeting of limited partners; or
·    any other amendments substantially similar to any of the matters described in the clauses above.

In addition, our Board may make amendments to our partnership agreement without the approval of any limited partner if our Board determines that those amendments:
·    do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;
·    are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute;
·    are necessary or appropriate to facilitate the trading of limited partner interests or to comply with any rule, regulation, guideline or requirement of any securities exchange on which the limited partner interests are or will be listed or admitted to trading;
·    are necessary or appropriate for any action taken by our Board relating to splits or combinations of units under the provisions of our partnership agreement; or
·    are required to effect the intent of the provisions of our partnership agreement or are otherwise contemplated by our partnership agreement.
Further, our Board, without the approval of any partner of our partnership, may amend any provision of our partnership agreement in such manner as our Board determines to be necessary or appropriate to prevent the consolidation of the financial results of our partnership and our subsidiaries with those of NEE and its subsidiaries (other than our partnership and our subsidiaries) under United States generally accepted accounting principles (“U.S. GAAP”), so long as such amendment is not materially adverse to us or our limited partners.
Our general partner, without the approval of any other partner of our partnership, may, in its sole discretion, amend any provision of our partnership agreement in connection with such changes to the ownership structure of XPLR OpCo’s common units and the Special Voting Units held by our general partner or its affiliates as may be required to avoid adverse tax consequences resulting from changes to tax laws, so long as such amendment is not materially adverse to us or our limited partners.
No Opinion of Counsel
For amendments of the type not requiring unitholder approval, neither our Board nor our general partner will be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to our partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless we first obtain such an opinion.
Amendment Affecting a Class of Partnership Interest
Without limitation of our Board’s or our general partner’s authority to adopt amendments without the approval of any partner of our partnership as described above, any amendment that would have a material adverse effect on the rights or preferences of any class of partnership interests (including non-voting common units) in relation to other classes of partnership interests will require the approval of at least a majority of the class of partnership interests so affected.
Amendment Changing Percentage of Units Required to Take Actions
Any amendment that would reduce the percentage of units required to take any action, other than to remove our general partner or call a meeting of limited partners, must be approved by the written consent or affirmative vote of limited partners (excluding non-voting common units) whose aggregate outstanding units constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove our general partner must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding units constitute not less than 90% of the outstanding units (excluding non-voting common units). Any amendment that would increase the percentage of units required to call a meeting of limited partners must be approved by the written consent or affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units (excluding non-voting common units).
Amendment of the IDR Fee Provisions
Any amendment to the provisions relating to the IDR Fee (as defined in the Management Services Agreement) contained in the Management Services Agreement that would materially adversely affect holders of our common units requires the approval of a unit majority.
Amendment of the XPLR OpCo Partnership Agreement
Any amendment of the XPLR OpCo partnership agreement that requires approval by holders of at least a majority of the outstanding units of XPLR OpCo requires the approval of a unit majority. Any other amendment that requires approval by holders of at least 90% of the XPLR OpCo’s common units requires the approval by holders of at least 90% of our outstanding units.
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets
A merger, consolidation or conversion involving us requires the prior consent of our general partner and approval of our Board. However, our general partner and our Board have no duty or obligation to consent to or approve any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to us or our limited partners, including any duty to act in our best interests or in the best interests of our limited partners. The merger agreement or plan of conversion also must be approved by the affirmative vote or consent of the holders of (i) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the non-voting common units and the units owned by our general partner and its affiliates), voting as a separate class, and (ii) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the non-voting common units) owned by our general partner and its affiliates, voting together as a single class, unless such merger agreement or plan of conversion effects an amendment to our partnership agreement that would require for its approval the vote or consent of a greater percentage of the outstanding units or of any class of limited partners, in which case such greater percentage will be required. Notwithstanding the foregoing, without the approval of limited partners, we or any of our subsidiaries may convert into a new limited liability entity, or merge into or convey all of our assets to, a newly formed limited liability entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in our legal form into another limited liability entity, we have received an opinion of counsel regarding limited liability and our Board determines that the governing instruments of the new entity provide the limited partners and our general partner with substantially the same rights and obligations as contained in our partnership agreement. Additionally, without the approval of limited partners, we may merge with another limited liability entity if we are the surviving entity in the transaction, our general partner has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to our partnership agreement requiring unitholder approval, each of our units will be an identical unit of our partnership following the transaction, and the partnership interests to be issued by us in such merger do not exceed 20% of our outstanding partnership interests immediately prior to the transaction. Our general partner must also consent to any merger or conversion of any of our subsidiaries.
Under our partnership agreement, we may not sell, exchange or otherwise dispose of all or substantially all of our assets in a single transaction or a series of related transactions without the consent of our general partner and the approval of (i) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the non-voting common units and excluding the units owned by our general partner and its affiliates), voting as a separate class, and (ii) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the non-voting common units) owned by our general partner and its affiliates, voting together as a single class. We may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of our assets without such approval. We may also sell any or all of our assets under a foreclosure of, or other realization upon, those encumbrances without that approval.

Termination and Dissolution
We will continue as a limited partnership until dissolved and terminated under our partnership agreement. We will dissolve upon:
·    the election by our Board to dissolve our partnership, if consented to by our general partner and approved by (i) a majority of the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding the non-voting common units and excluding the units owned by our general partner and its affiliates), voting as a separate class, and (ii) a majority of the outstanding Special Voting Units and the outstanding common units (including Series A preferred units, voting as if converted into common units, but excluding non-voting common units) owned by our general partner and its affiliates, voting together as a single class;
·    there being no limited partners, unless we are continued without dissolution in accordance with applicable Delaware law;
·    the entry of a decree of judicial dissolution of our partnership; or
·    the withdrawal or removal of our general partner or any other event that results in its ceasing to be our general partner, other than by reason of a transfer of its general partner interest in accordance with our partnership agreement or withdrawal or removal followed by approval and admission of a successor.
Upon a dissolution under the last clause above, a unit majority may also elect, within specific time limitations, to continue our business on the same terms and conditions described in our partnership agreement by appointing as a successor general partner an entity approved by a unit majority, subject to our receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner. Our general partner must also consent to the dissolution of any of our subsidiaries.
Certain Matters Requiring Consent of the General Partner
Our general partner’s consent, which may be granted or withheld in its sole discretion, is required for the following actions:
·    a sale of all or substantially all of our and our subsidiaries’ assets;
·    a merger, consolidation or conversion involving us or any of our subsidiaries;
·    dissolution of us or any of our subsidiaries;
·    any amendment of the XPLR OpCo partnership agreement;
·    any direct or indirect transfer of all or any portion of the general partner interest in XPLR OpCo to any person;
·    our participation in certain activities or lines of business; and
·    the granting of certain information rights to our limited partners.
Liquidation and Distribution of Proceeds
Upon our dissolution, unless we are continued as a new limited partnership, the liquidator authorized to wind up our affairs will, acting with all of the powers of our general partner and our Board that are necessary or appropriate to, liquidate our assets and apply the proceeds of the liquidation first to discharge any outstanding liabilities, next to holders of any Series A preferred units to satisfy the applicable liquidation preference, and finally to our unitholders on a pro rata basis. The liquidator may defer liquidation or distribution of our assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to our partners.
Duties of the General Partner and our Board
The Delaware Act provides that Delaware limited partnerships may, in their partnership agreements, expand, restrict or eliminate the fiduciary duties otherwise owed by a general partner or board of directors to limited partners and the partnership. The duties described below have not materially changed and are summarized because our Board is also subject to the contractual standards described below.
Our partnership agreement contains various provisions replacing the fiduciary duties that would otherwise be owed by our general partner, our Board, any director, any committee of our Board or any officer with contractual standards governing the duties of such persons and the methods of resolving conflicts of interest. We believe this is appropriate and necessary because our general partner is owned by NEE, and to the extent any members of our Board are also officers or directors of NEE, such officers or directors have fiduciary duties to NEE. Without these provisions, our general partner and such officers’ or directors’ ability to make decisions involving conflicts of interests would be unduly restricted. These provisions represent a possible detriment to the limited partners, however, because they restrict the remedies available to limited partners for actions that, without those provisions, might constitute breaches of fiduciary duty.
Partnership agreement standards
Our partnership agreement contains provisions that waive or consent to conduct by our general partner and its affiliates, our Board, or any director or any committee of our Board that might otherwise raise issues as to compliance with fiduciary duties or applicable law. For example, our partnership agreement provides that when our general partner is acting in its capacity as our general partner, as opposed to in its individual capacity, and when our Board or any director or committee of our Board makes a determination or takes or declines to take any other action, it must act in “good faith,” meaning that it subjectively believed that the decision was in our best interests, and will not be subject to any other standard under applicable law, other than the implied contractual covenant of good faith and fair dealing. In addition, when our general partner is acting in its individual capacity, as opposed to in its capacity as our general partner, it may act free of any duty or obligation whatsoever to us or our limited partners, other than the implied contractual covenant of good faith and fair dealing.
Our partnership agreement generally provides that affiliated transactions and resolutions of conflicts of interest not approved by the public unitholders or the conflicts committee of our Board must be determined by our Board to be:
·    on terms no less favorable to us than those generally being provided to or available from unrelated third parties; or
·    “fair and reasonable” to us, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to us.
If our Board determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the bullet points above, then it will be presumed that, in making its decision, our Board acted in good faith, and in any proceeding brought by or on behalf of any limited partner or our partnership challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. These standards reduce the obligations to which our general partner and our directors would otherwise be held under applicable Delaware law.
Rights and remedies of limited partners
The Delaware Act generally provides that a limited partner may institute legal action on behalf of the partnership to recover damages from a third party where a general partner or board of directors has wrongfully refused to institute the action or where an effort to cause a general partner or board of directors to do so is not likely to succeed. These actions include actions against a general partner or board of directors for breach of its contractual duties under the partnership agreement.
Under our partnership agreement, we must indemnify our general partner, its affiliates and their managers, officers and directors (including our directors), to the fullest extent permitted by law, against liabilities, costs and expenses incurred by such indemnitees. We must provide this indemnification unless there has been a final and non-appealable judgment by a court of competent jurisdiction determining that these persons acted in bad faith or engaged in fraud or willful misconduct. We also must provide this indemnification for criminal proceedings unless such indemnitees acted with knowledge that their conduct was unlawful. Thus, our general partner and our directors could be indemnified for their negligent acts if they meet the requirements set forth above. See “—Indemnification” above regarding the duties of our general partner.
A transferee of or other person acquiring a unit will be deemed to have agreed to be bound by the provisions in our partnership agreement, including the provisions described above. See “—Transfer of Common Units.” The failure of a limited partner to sign our partnership agreement does not render our partnership agreement unenforceable against that person.
Withdrawal or Removal of the General Partner
Our general partner will be deemed to have withdrawn from our partnership upon the occurrence of, among others, any of the following events:
·    Voluntary withdrawal. Our partnership agreement permits our general partner to voluntarily withdraw by giving at least 90 days’ advance notice to our unitholders, and such withdrawal will take effect on the date specified in such notice.
·    Transfer of all of our general partner’s general partner interest.
·    Removal by limited partners. Our general partner may not be removed unless (i) the removal is approved by the vote of the holders of not less than 66-2/3% of the outstanding units (including units held by our general partner and its affiliates, but excluding non-voting common units), voting together as a single class, and (ii) we receive an opinion of counsel regarding limited liability. Any removal of our general partner is also subject to the election of a successor general partner by a unit majority. The ownership of more than 33 1/3% of the outstanding units by NEE and its affiliates would give them the practical ability to prevent our general partner’s removal.
Prior to the effective date of the voluntary withdrawal or the removal of our general partner, a unit majority may elect a successor general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, we will be dissolved, wound up and liquidated, unless within a specified period after that withdrawal, a unit majority agrees to continue our business by appointing a successor general partner. See “—Termination and Dissolution.”
Transfer of General Partner Interest
Our general partner may transfer its general partner interest without the consent of the limited partners if certain conditions are met, including (i) the transferee assumes the rights and duties of our general partner and agrees to be bound by the provisions of our partnership agreement, (ii) our partnership receives an opinion of counsel regarding limited liability matters and (iii) the transferee agrees to purchase all or the appropriate portion of the partnership or membership interest of our general partner as the general partner or managing member of each of our subsidiaries.
In general, our general partner and its affiliates may, at any time, transfer common units to one or more persons without unitholder approval.
Transfer of Ownership Interests in the General Partner
At any time, NEE and its affiliates may sell or transfer all or part of their direct or indirect interest in our general partner without the approval of our unitholders.
Status as Limited Partner
By transfer of common units in accordance with our partnership agreement, each transferee of common units will be admitted as a limited partner with respect to our common units transferred when such transfer and admission is reflected in our register. Except as described under “—Limited Liability,” our common units will be fully paid, and unitholders will not be required to make additional contributions.
Indemnification
In most circumstances, we will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
·    our general partner;
·    any departing general partner;
·    any person who is or was an affiliate of a general partner or any departing general partner;
·    any person who is or was a director (including each LP Elected Director and each GP Appointed Director), officer, managing member, manager, general partner, fiduciary or trustee of (i) our partnership, our subsidiaries, our general partner or any departing general partner or (ii) any affiliate of our partnership, our subsidiaries, our general partner or any departing general partner;
·    any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to us or any of our subsidiaries at the request of our Board, our general partner or any departing general partner or any of their affiliates; and
·    any person designated by our Board or our general partner.
Any indemnification under these provisions will only be out of our assets. Our general partner will not be personally liable for, or have any obligation to contribute or lend funds or assets to us to enable us to effectuate, indemnification. An affiliate of our general partner has purchased insurance against liabilities asserted against and expenses incurred by our general partner’s directors and executive officers, as well as our directors and executive officers, regardless of whether we would have the power to indemnify such persons against such liabilities under our partnership agreement.
Reimbursement of Expenses
Our partnership agreement requires us to reimburse our general partner for all direct and indirect expenses it incurs or payments it makes on our behalf and all other expenses allocable to us or otherwise incurred by our general partner in connection with its service as our general partner. The general partner is entitled to determine in good faith the expenses that are allocable to us.
Tax Matters
We have elected to be treated as an association taxable as a corporation for U.S. federal income tax purposes. Our general partner determines whether we will make any other tax elections permitted by federal, state, local or foreign tax law.
Our general partner has exclusive authority for the making of tax filings, or rendering of periodic or other tax reports to governmental or other agencies having jurisdiction over our business or assets.
Books and Reports
We are required to keep appropriate books of our business at our principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, our fiscal year is the calendar year.
We will mail or make available to record holders of common units, within 105 days after the close of each fiscal year, an annual report containing audited financial statements and a report on those financial statements by our independent public accountants. Except for our fourth quarter, we will also mail or make available summary financial information within 50 days after the close of each quarter.

Right to Inspect Our Books and Records
Our partnership agreement provides that a limited partner can, for a purpose reasonably related to his or her interest as a limited partner, upon reasonable written demand stating the purpose of such demand and at his or her own expense, have furnished to him or her:
·    a current list of the name and last known address of each record holder;
·    copies of our partnership agreement and our certificate of limited partnership and all amendments thereto; and
·    certain information regarding the status of our business and financial condition.
Our Board may, and intends to, keep confidential from the limited partners, trade secrets or other information the disclosure of which our Board determines is not in our best interests or that we are required by law or by agreements with third parties to keep confidential. Any disclosure of such information to the limited partners requires the prior written consent of our general partner. Our partnership agreement limits the right to information that a limited partner would otherwise have under Delaware law.
Dissenters’ Rights of Appraisal
The unitholders are not entitled to dissenters’ rights of appraisal under our partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of our assets or any other transaction or event.
MATERIAL PROVISIONS OF THE XPLR OPCO PARTNERSHIP AGREEMENT
The following is a summary of certain material provisions of the XPLR OpCo partnership agreement. The summary below is as of the Description Date and is qualified in its entirety by reference to all of the provisions of the XPLR OpCo partnership agreement, which is filed as an exhibit to the Form 10-K.
We summarize the provisions of the XPLR OpCo partnership agreement regarding distributions of available cash elsewhere in this Description. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.”
Organization and Duration
XPLR OpCo was formed in March 2014 and has a perpetual existence unless terminated under the terms of its partnership agreement.
Purpose
XPLR OpCo’s purpose under the XPLR OpCo partnership agreement is limited to any business activity that is approved by its general partner and that lawfully may be conducted by a limited partnership organized under Delaware law; provided, however, that, without the prior written consent of our general partner, which consent may be granted or withheld in its sole discretion, XPLR OpCo and its subsidiaries do not have any power or authority to solicit, review, respond to or otherwise participate in any request for proposal relating to, or otherwise engage in, or seek to engage in, certain activities or lines of business.
Although XPLR OpCo GP has the ability to cause it and its subsidiaries to engage in activities other than the business of acquiring, managing and owning contracted clean energy projects with stable long-term cash flows, XPLR OpCo GP may decline to do so free of any duty or obligation whatsoever to XPLR OpCo or the limited partners, including any duty to act in the best interests of XPLR OpCo or the limited partners, other than the implied contractual covenant of good faith and fair dealing. XPLR OpCo GP is authorized in general to perform all acts it determines to be necessary or appropriate to carry out its purposes and to conduct its business. Since we own all of the equity interests of XPLR OpCo GP, decisions made by XPLR OpCo GP under the XPLR OpCo partnership agreement are ultimately made at the direction of our Board or, in certain limited circumstances, our general partner.
Capital Contributions
Unitholders are not obligated under the XPLR OpCo partnership agreement to make additional capital contributions with respect to the units in XPLR OpCo that they own. XPLR OpCo GP is not obligated under the XPLR OpCo partnership agreement to make any capital contributions.
Meetings; Voting Rights
Record holders of common units on the record date will be entitled to notice of, and to vote at, meetings of XPLR OpCo’s limited partners and to act upon matters for which approvals may be solicited. For purposes of this summary, matters described as requiring the approval of a “unit majority” of XPLR OpCo require the approval of at least a majority of the outstanding XPLR OpCo common units (including OpCo Series A preferred units, voting as if converted into XPLR OpCo common units, but excluding XPLR OpCo non-voting common units).
We do not anticipate that any meeting of XPLR OpCo unitholders will be called in the foreseeable future. Any action that is required or permitted to be taken by the unitholders may be taken at a meeting of the unitholders or without a meeting if consents in writing describing the action so taken are signed by holders of the number of units that would be necessary to authorize or take that action at a meeting where all limited partners were present and voted. Meetings of the unitholders may be called by XPLR OpCo GP. Eligible unitholders may vote either in person or by proxy at meetings. The holders of a majority of the outstanding units of the class or classes for which a meeting has been called and which are entitled to vote at such meeting, represented in person or by proxy, constitutes a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.
Generally, each record holder of a unit is entitled to a number of votes on any matter presented to the holders of units for a vote that is equal to the holder’s percentage interest in XPLR OpCo units, although additional limited partner interests having special voting rights could be issued. See “—Issuance of Additional Partnership Interests.” Further, except as related to certain amendments that would have a material adverse effect on the rights or preferences of the XPLR OpCo non-voting common units in relation to other classes of limited partnership interests, holders of XPLR OpCo non-voting common units generally do not have voting rights under the XPLR OpCo partnership agreement.
Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of common units under the XPLR OpCo partnership agreement will be delivered to the record holder by XPLR OpCo or by the transfer agent.
Issuance of Additional Partnership Interests
The XPLR OpCo partnership agreement authorizes XPLR OpCo to issue an unlimited number of additional partnership interests for the consideration and on the terms and conditions determined by its general partner without the approval of holders of XPLR OpCo’s common units.
Under Delaware law and the provisions of the XPLR OpCo partnership agreement, XPLR OpCo may also issue additional series or classes of limited partner interests that may have rights or preferences which differ from the terms of XPLR OpCo’s common units. The XPLR OpCo partnership agreement does not prohibit the issuance by its subsidiaries of equity interests, which may effectively rank senior to XPLR OpCo common units.
At any time when XPLR issues additional common units, non-voting common units, Series A preferred units or Series A parity securities, XPLR OpCo will issue an equivalent number of corresponding units to XPLR. In addition, at any time when XPLR issues other classes or series of partnership interests, we expect that XPLR OpCo will issue an equivalent number of such other classes or series of partnership interests to XPLR. As a result, if XPLR issues additional securities to fund acquisitions or for other purposes, we expect that XPLR OpCo will be required to issue a like amount of additional securities to XPLR, which may dilute the value of the interests of the then-existing holders of XPLR OpCo’s common units in XPLR OpCo’s net assets.
OpCo Class B Units
On April 29, 2015, XPLR OpCo made an equity method investment in the McCoy and Adelanto solar projects. In connection with this investment, XPLR OpCo issued the OpCo Class B units to NEE Equity for approximately 50% of the ownership interests in three solar projects. NEE Equity, as holder of the OpCo Class B units, retains 100% of the economic rights in the projects to which the respective OpCo Class B units relate, including the right to all distributions paid to XPLR OpCo by the project subsidiaries that own the projects. See “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions.”
In the event of a liquidation of XPLR OpCo, the holders of the OpCo Class B units will be entitled to receive as a preferential distribution any and all proceeds from any sale or disposition of the applicable projects. So long as any OpCo Class B units remain outstanding, XPLR OpCo is not permitted to issue or sell any additional units of the same class or any other interests in or rights to the contributed projects. In addition, so long as any OpCo Class B units remain outstanding, XPLR OpCo cannot amend its partnership agreement in any manner that would adversely affect the designations, preferences, rights, powers and duties of the holders of OpCo Class B units.
OpCo Class P Units
On December 27, 2023, XPLR OpCo issued the OpCo Class P Units to NEE Equity. The OpCo Class P Units provide that XPLR OpCo GP may, if approved by the affirmative vote or written consent of the limited partners holding OpCo Class P Units (each, a “Class P Limited Partner”) holding at least a majority of the outstanding OpCo Class P Units (“Class P Majority Approval”), allocate, for any taxable period, up to 100% of any items of income or gain (or any portion thereof) resulting from any Class P Transaction (as defined below) in respect of the OpCo Class P Units to the Class P Limited Partners, pro rata. A “Class P Transaction” means any (a) sale, transfer, or other disposition of assets of XPLR OpCo or its subsidiaries that (1) are or previously have been held directly or indirectly by an entity that is a first-tier holding company for a convertible equity portfolio financing or (2) are described on an annex to the XPLR OpCo partnership agreement, which annex may be amended at any time and from time to time by XPLR OpCo GP, but only if approved by Class P Majority Approval, or (b) extinguishment or other termination of any financial instruments or liabilities of XPLR OpCo or its subsidiaries. In any taxable period that begins at least five years after the taxable period for which any allocations are made pursuant to the foregoing (a “Class P Offset Period”), the Class P Limited Partners may, but only if approved by, and in such time and such manner as determined by, Class P Majority Approval, receive a special allocation of up to 100% (or such lesser portion as may be determined by Class P Majority Approval) of any items of loss or deduction in respect of the OpCo Class P Units until the cumulative amount allocated pursuant to this sentence is equal to the aggregate amount of income or gain allocated to Class P Limited Partners pursuant to the foregoing in such earlier tax period. The Class P Limited Partners shall deliver notice to XPLR OpCo GP of any Class P Majority Approval of any such special allocation of items of loss or deduction in respect of the OpCo Class P Units pursuant to the immediately preceding sentence during any Class P Offset Period within 150 days after the close of the applicable tax year to which such special allocation relates.
NEE Equity, as holder of the OpCo Class P Units, is not entitled to receive any distributions of available cash or any other distributions of assets or property of XPLR OpCo with respect to such units, other than in connection with a liquidation of XPLR OpCo as specified in the XPLR OpCo partnership agreement. Unless approved by XPLR OpCo GP and NEE Equity, XPLR OpCo is not authorized to issue additional OpCo Class P Units. The OpCo Class P Units are non-transferable, other than to any affiliate of NEE Equity. The OpCo Class P Units have no XPLR OpCo voting rights other than customary limited voting rights as specified in the XPLR OpCo partnership agreement. In the event of a liquidation of XPLR OpCo, the sole right of the holder of the OpCo Class P Units would be to receive payment as specified in the XPLR OpCo partnership agreement.

Transfer of Common Units
By transfer of common units in accordance with the XPLR OpCo partnership agreement, each transferee of common units will be admitted as a limited partner with respect to XPLR OpCo common units transferred when such transfer or admission is reflected in XPLR OpCo’s register and such limited partner becomes the record holder of XPLR OpCo common units so transferred. Each transferee:
·    will become bound and will be deemed to have agreed to be bound by the terms of the XPLR OpCo partnership agreement;
·    will be deemed to represent that the transferee has the capacity, power and authority to enter into the XPLR OpCo partnership agreement; and
·    will be deemed to make any consents, acknowledgements or waivers contained in the XPLR OpCo partnership agreement.
XPLR OpCo is entitled to treat the nominee holder of a common unit as the absolute owner in the event such nominee is the record holder of such common unit. In that case, the beneficial holder’s rights are limited solely to those that it has against the nominee holder as a result of any agreement between the beneficial owner and the nominee holder.
Common units are securities and are transferable according to the laws governing transfer of securities. Until a common unit has been transferred on XPLR OpCo’s register, XPLR OpCo and the transfer agent may treat the record holder of the unit as the absolute owner for all purposes, except as otherwise required by law or stock exchange regulations.
Amendment of the XPLR OpCo Partnership Agreement
General
Amendments to the XPLR OpCo partnership agreement may be proposed only by XPLR Infrastructure Partners GP, Inc. (“XPLR GP”), the general partner of XPLR. However, other than the implied contractual covenant of good faith and fair dealing, XPLR GP has no duty or obligation to propose any amendment and may decline to do so free of any duty or obligation whatsoever to XPLR OpCo or the limited partners, including any duty to act in the best interests of XPLR OpCo or the limited partners. In order to adopt a proposed amendment, other than the amendments described below, XPLR OpCo GP is required to seek written approval of the holders of the number of units and other interests, if any, required to approve the amendment or call a meeting of the limited partners to consider and vote upon the proposed amendment. Except as described below, an amendment must be approved by a unit majority.
Prohibited Amendments
No amendment may be made that would:
·    enlarge the obligations of any limited partner without its consent, unless the amendment is deemed to have occurred as a result of an amendment approved by at least a majority of the type or class of limited partner interests so affected; or
·    enlarge the obligations of, restrict in any way any action by or rights of, or reduce in any way the amounts distributable, reimbursable or otherwise payable by XPLR OpCo to XPLR OpCo GP or any of its affiliates without XPLR OpCo GP’s consent, which consent may be given or withheld at its option.
The provisions of the XPLR OpCo partnership agreement preventing these types of amendments can be amended upon the approval of the holders of at least 90% of the outstanding units voting together as a single class (including units owned by XPLR OpCo GP and its affiliates).

No Unitholder Approval
XPLR GP may generally make amendments to the XPLR OpCo partnership agreement without the approval of any limited partner to reflect:
·    a change in XPLR OpCo’s name, the location of XPLR OpCo’s principal office, its registered agent or its registered office;
·    the admission, substitution, withdrawal or removal of partners in accordance with the XPLR OpCo partnership agreement;
·    a change that XPLR GP determines to be necessary or appropriate to qualify or continue XPLR OpCo’s qualification as a limited partnership or a partnership in which the limited partners have limited liability under the laws of any state or to ensure that none of XPLR OpCo’s subsidiaries will be treated as an association taxable as a corporation or otherwise taxed as an entity for U.S. federal income tax purposes;
·    any amendment that is necessary, in the opinion of XPLR OpCo’s counsel, to prevent XPLR OpCo or its general partner or XPLR GP or its directors, officers, agents or trustees from, in any manner, being subjected to the provisions of the Investment Company Act, the Advisers Act, or “plan asset” regulations adopted under ERISA regardless of whether such are substantially similar to plan asset regulations currently applied or proposed by the U.S. Department of Labor;
·    any amendment that XPLR GP determines to be necessary or appropriate for the authorization or issuance of additional partnership interests or in connection with splits or combinations of XPLR OpCo’s partnership interests in accordance with the XPLR OpCo partnership agreement;
·    any amendment expressly permitted in the XPLR OpCo partnership agreement to be made by XPLR GP acting alone;
·    any amendment effected, necessitated or contemplated by a merger agreement that has been approved under the terms of the XPLR OpCo partnership agreement;
·    any amendment that XPLR GP determines to be necessary or appropriate to reflect and account for the formation by XPLR OpCo of, or XPLR OpCo’s investment in, any corporation, partnership or other entity, in connection with XPLR OpCo’s conduct of activities permitted by its partnership agreement;
·    any change in XPLR OpCo’s fiscal year or taxable year and any other changes that XPLR GP determines to be necessary or appropriate as a result of such change;
·    any conversions into, mergers with or conveyances to another limited liability entity that is newly formed and has no assets, liabilities or operations at the time of the conversion, merger or conveyance other than those it receives by way of the conversion, merger or conveyance; or
·    any other amendments substantially similar to any of the matters described in the clauses above.
In addition, XPLR GP may make amendments to the XPLR OpCo partnership agreement without the approval of any limited partner if XPLR GP determines that those amendments:
·    do not adversely affect in any material respect the limited partners considered as a whole or any particular class of partnership interests as compared to other classes of partnership interests;
·    are necessary or appropriate to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or judicial authority or contained in any federal or state statute; or
·    are required to effect the intent of the provisions of the XPLR OpCo partnership agreement or are otherwise contemplated by the XPLR OpCo partnership agreement.
Further, XPLR GP, without the approval of any partner of XPLR OpCo, may amend any provision of the XPLR OpCo partnership agreement in such manner as XPLR’s board of directors determines to be necessary or appropriate to prevent the consolidation of the financial results of XPLR OpCo and its subsidiaries with those of NEE and its subsidiaries (other than with us and our subsidiaries) under U.S. GAAP, so long as such amendment is not materially adverse to XPLR OpCo or any class of XPLR OpCo’s unitholders.
XPLR GP, without the approval of any other partner of XPLR OpCo, may, in its sole discretion, amend any provision of the XPLR OpCo partnership agreement in connection with such changes to the ownership structure of

XPLR OpCo’s common units held by XPLR OpCo GP or its affiliates as may be required to avoid adverse tax consequences resulting from changes to tax laws, so long as such amendment is not materially adverse to XPLR OpCo or any class of XPLR OpCo’s unitholders.
Opinion of Counsel and Unitholder Approval
For amendments of the type not requiring unitholder approval, XPLR OpCo will not be required to obtain an opinion of counsel to the effect that an amendment will not affect the limited liability of any limited partner under Delaware law. No other amendments to the XPLR OpCo partnership agreement will become effective without the approval of holders of at least 90% of the outstanding units voting as a single class unless XPLR OpCo first obtains such an opinion.
In addition to the above restrictions, any amendment that would have a material adverse effect on the rights or preferences of any type or class of partnership interests in relation to other classes of partnership interests requires the approval of at least a majority of the type or class of partnership interests so affected. Any amendment that would reduce the percentage of units required to take any action, other than to remove XPLR OpCo GP or call a meeting of unitholders, must be approved by the affirmative vote of limited partners whose aggregate outstanding units (excluding non-voting common units) constitute not less than the percentage sought to be reduced. Any amendment that would increase the percentage of units required to remove XPLR OpCo GP must be approved by the affirmative vote of limited partners whose aggregate outstanding units (excluding non-voting common units) constitute not less than 90% of the outstanding units (excluding non-voting common units). Any amendment that would increase the percentage of units required to call a meeting of unitholders must be approved by the affirmative vote of limited partners whose aggregate outstanding units constitute at least a majority of the outstanding units (excluding non-voting common units).
Merger, Consolidation, Conversion, Sale or Other Disposition of Assets
A merger, consolidation or conversion of XPLR OpCo requires the prior consent of our general partner, which consent may be granted or withheld in its sole discretion, and the prior consent of XPLR OpCo GP. However, our general partner and XPLR OpCo GP have no duty or obligation to consent to any merger, consolidation or conversion and may decline to do so free of any duty or obligation whatsoever to XPLR OpCo or the limited partners, including any duty to act in the best interests of XPLR OpCo or the limited partners.
In addition, the XPLR OpCo partnership agreement generally prohibits XPLR OpCo GP without the prior approval of XPLR GP and the holders of a unit majority, from causing XPLR OpCo to, among other things, sell, exchange or otherwise dispose of all or substantially all of XPLR OpCo’s assets in a single transaction or a series of related transactions. The general partner may, however, mortgage, pledge, hypothecate or grant a security interest in all or substantially all of XPLR OpCo’s assets without such approval. XPLR OpCo GP may also sell any or all of XPLR OpCo’s assets under a foreclosure or other realization upon those encumbrances without that approval. Finally, XPLR GP and XPLR OpCo GP may consummate any merger or consolidation of XPLR OpCo with another limited liability entity without the prior approval of XPLR OpCo’s unitholders if XPLR OpCo is the surviving entity in the transaction, XPLR OpCo GP has received an opinion of counsel regarding limited liability, the transaction would not result in an amendment to the XPLR OpCo partnership agreement requiring unitholder approval, each of XPLR OpCo’s units will be an identical unit of the partnership following the transaction, and the partnership interests to be issued by XPLR OpCo in such merger do not exceed 20% of XPLR OpCo’s outstanding partnership interests immediately prior to the transaction.
If the conditions specified in the XPLR OpCo partnership agreement are satisfied, our general partner and XPLR OpCo GP may convert XPLR OpCo or any of its subsidiaries into a new limited liability entity or merge XPLR OpCo or any of its subsidiaries into, or convey all of XPLR OpCo’s assets to, a newly formed entity if the sole purpose of that conversion, merger or conveyance is to effect a mere change in XPLR OpCo’s legal form into another limited liability entity, the general partner of XPLR OpCo has received an opinion of counsel regarding limited liability and XPLR OpCo GP determines that the governing instruments of the new entity provide the limited partners and XPLR OpCo GP with the same rights and obligations as contained in the XPLR OpCo partnership agreement. The unitholders are not entitled to dissenters’ rights of appraisal under the XPLR OpCo partnership agreement or applicable Delaware law in the event of a conversion, merger or consolidation, a sale of substantially all of XPLR OpCo’s assets or any other similar transaction or event.
Termination and Dissolution
XPLR OpCo will continue as a limited partnership until dissolved and terminated under the XPLR OpCo partnership agreement. XPLR OpCo will dissolve upon:
·    the election of XPLR OpCo GP to dissolve it, if approved by the holders of units representing a unit majority and our general partner;
·    there being no limited partners, unless XPLR OpCo is continued without dissolution in accordance with applicable Delaware law;
·    the entry of a decree of judicial dissolution of XPLR OpCo’s partnership; or
·    the withdrawal or removal of XPLR OpCo GP or any other event that results in its ceasing to be XPLR OpCo GP, other than by reason of a transfer of its general partner interest in accordance with the XPLR OpCo partnership agreement or withdrawal or removal followed by approval and admission of a successor.
Upon a dissolution under the last clause above, the holders of a unit majority may also elect, within specific time limitations, to continue XPLR OpCo’s business on the same terms and conditions described in the XPLR OpCo partnership agreement by appointing as a successor general partner an entity approved by the holders of units representing a unit majority, subject to XPLR OpCo’s receipt of an opinion of counsel to the effect that the action would not result in the loss of limited liability of any limited partner.
Liquidation and Distribution of Proceeds
Upon XPLR OpCo’s dissolution, unless it is continued as a new limited partnership, the liquidator authorized to wind up XPLR OpCo’s affairs will, acting with all of the powers of XPLR OpCo GP that are necessary or appropriate, liquidate XPLR OpCo’s assets and apply the proceeds of the liquidation as described in “Provisions of the Partnership Agreements and Other Arrangements Relating to Cash Distributions—Provisions of the XPLR OpCo Partnership Agreement Relating to Cash Distributions—Distributions of Cash Upon Liquidation” and “Material Provisions of the XPLR OpCo Partnership Agreement—Issuance of Additional Partnership Interests—OpCo Class B Units.” The liquidator may defer liquidation or distribution of XPLR OpCo’s assets for a reasonable period of time or distribute assets to partners in kind if it determines that a sale would be impractical or would cause undue loss to XPLR OpCo’s partners.
Withdrawal or Removal of the General Partner
XPLR OpCo GP may voluntarily withdraw as general partner of XPLR OpCo without first obtaining approval of any unitholder by giving 90 days’ written notice that such withdrawal will not violate the XPLR OpCo partnership agreement. Upon voluntary withdrawal of XPLR OpCo GP by giving written notice to the other partners, the holders of a unit majority may select a successor, which shall be approved by our general partner. If a successor is not elected, or is elected but an opinion of counsel regarding limited liability cannot be obtained, XPLR OpCo will be dissolved, wound up and liquidated, unless, within a specified period after that withdrawal, the holders of a unit majority agree to continue XPLR OpCo’s business by appointing a successor general partner. See “— Termination and Dissolution.”
XPLR OpCo GP may not be removed unless our general partner is removed as our general partner. If our general partner is removed as general partner by unitholders, XPLR OpCo GP will also be removed as general partner of XPLR OpCo. Any removal of XPLR OpCo GP is also subject to the approval of a successor general partner by the vote of the holders of a unit majority.

Transfer of General Partner Units
XPLR OpCo GP and its affiliates may at any time transfer XPLR OpCo’s general partner units to one or more persons without unitholder approval, although such transfer requires the consent of our general partner.
Transfer of Ownership Interests in the General Partner
At any time, NEE and its affiliates, including us, may sell or transfer all or part of their direct or indirect interest in XPLR OpCo GP without the approval of XPLR OpCo’s unitholders.
Status as Limited Partner
By transfer of common units in accordance with the XPLR OpCo partnership agreement, each transferee of common units will be admitted as a limited partner with respect to XPLR OpCo common units transferred when such transfer and admission is reflected in XPLR OpCo’s register.
Indemnification
Under its partnership agreement, in most circumstances, XPLR OpCo will indemnify the following persons, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events:
·    XPLR OpCo GP;
·    any departing general partner;
·    any person who is or was an affiliate of a general partner or any departing general partner;
·    any person who is or was a director, officer, managing member, manager, general partner, fiduciary or trustee of XPLR OpCo, any of XPLR OpCo’s subsidiaries or any entity set forth in the preceding three bullet points;
·    any person who is or was serving as director, officer, managing member, manager, general partner, fiduciary or trustee of another person owing certain duties to XPLR OpCo or any of its subsidiaries at the request of XPLR OpCo GP or any departing general partner or any of their affiliates; and
·    any person designated by XPLR OpCo GP.
Any indemnification under these provisions will only be out of XPLR OpCo’s assets. Unless it otherwise agrees, XPLR OpCo GP will not be personally liable for XPLR OpCo’s indemnification obligations, or have any obligation to contribute or lend funds or assets to XPLR OpCo to enable it to effectuate indemnification.
Reimbursement of Expenses
The XPLR OpCo partnership agreement requires XPLR OpCo to reimburse XPLR OpCo GP for all direct and indirect expenses it incurs or payments it makes on XPLR OpCo’s behalf or otherwise incurred by XPLR OpCo GP in connection with operating XPLR OpCo’s business.
Books and Reports
XPLR OpCo GP is required to keep appropriate books of XPLR OpCo’s business at XPLR OpCo’s principal offices. The books will be maintained for financial reporting purposes on an accrual basis. For tax and fiscal reporting purposes, XPLR OpCo’s fiscal year is the calendar year.